September 21, 2011

Shelton Greater China Fund
44 Montgomery Street #2100
San Francisco, CA 94104

CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, NY 10019

Re:	Shelton Greater China Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Shelton Greater China Fund, a Massachusetts business trust (the "Trust"), in connection with the Trust's Pre-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “SEC”) on or about September 21, 2011 (as proposed to be amended, the "Registration Statement") with respect to its shares of beneficial interest, par value $0.001 per share to be issued under the Registration Statement (the "Shares").  You have requested that we deliver this opinion to you in connection with the Trust's filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)           a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)           a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on May 10, 1989, of the Trust’s Amended and Restated Declaration of Trust dated May 08, 1989, as amended as of June 13, 2011 to change the name of the Trust from “The Taiwan Greater China Fund” to “Shelton Greater China Fund” (the " Current Declaration");

(c)           the form of the Trust’s Amended and Restated Declaration of Trust (the “Conversion Declaration”), to become effective as of the date on which the Trust’s Registration Statement becomes effective with the SEC under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “1940 Act”);

(d)           a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Current

Shelton Greater China Fund
September 21, 2011

Declaration, the Conversion Declaration, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 10, 2011 (the "Resolutions"); and

(e)           drafts received on September 14, 2011 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above.

We understand that the Trust is currently registered with the SEC as a closed-end investment company, as defined under Section 5(a)(2) of the 1940 Act.  We further understand that the Trust will convert to registration as an open-end investment company, as defined under Section 5(a)(1) of the 1940 Act, upon the effectiveness of the Registration Statement (the “Conversion”), and will thereupon adopt the Conversion Declaration.  We have assumed that the Conversion and the Conversion Declaration were duly authorized by the Trust’s Trustees and shareholders.  We also assumed that at the time of the issuance of the Shares, the Conversion Declaration, as reviewed by us, will have been executed by the Trustees of the Trust, and be in full force and effect, and that the Trust’s By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.  We have further assumed that the Conversion Declaration will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts, and with any other place required by applicable law.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

Shelton Greater China Fund
September 21, 2011

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein.  No opinion is given herein as to the choice of law which any tribunal may apply to such transaction.  In addition, to the extent that the Trust’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.           The Trust has been duly formed and is existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

2.           The Shares, when issued and sold in accordance with the Trust’s Declaration, By-Laws and the Resolutions,  for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ BINGHAM McCUTCHEN LLP